FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces  Quarterly Cash Dividend

DENVER, November 7, 2017  – Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today announced that its Board of Directors has declared a quarterly cash dividend of $0.125 per common share. The dividend is payable on November 27, 2017 to stockholders of record as of the close of business on November 17, 2017.

About Guaranty Bancorp

Guaranty Bancorp is a $3.6 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services through its subsidiary registered investment advisory firm. More information about Guaranty Bancorp can be found at www.gbnk.com.

Contact Information

Christopher G. Treece

E.V.P., Chief Financial Officer & Secretary

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO 80202

303.675.1194